Exhibit 3.10(ii)

OPERATING AGREEMENT

OPERATING AGREEMENT

TABLE OF CONTENTS (Continued)

			PAGE
ARTICLE VI.	DISTRIBUTIONS

	Section 6.1	Cash Flow Distribution	5
	Section 6.2	Sale or Dissolution	5
	Section 6.3	Net Cash Flow Defined	5

ARTICLE VII.	MEETING OF MEMBERS; ACTION BY MEMBERS

	Section 7.1	Meetings	6
	Section 7.2	Notice of Meetings	6
	Section 7.3	Waiver of Notice	6
	Section 7.4	Quorum	6
	Section 7.5	Proxies	6
	Section 7.6	Action by Members	6
	Section 7.7	Unanimous Written Consent	7
	Section 7.8	Delegation of Authority; Officers	7
	Section 7.9	Major Decisions	7
	Section 7.10	Expenses	8

ARTICLE VIII.	INDEMNIFICATION		8

ARTICLE IX.	WITHDRAWAL OF A MEMBER		8

ARTICLE X.	TRANSFER RESTRICTIONS; PURCHASE RIGHTS

	Section 10.1	General	8
	Section 10.2	Transfer to Related Party	9
	Section 10.3	Right of Refusal upon Voluntary Transfer	9
	Section 10.4	Purchase Option upon Involuntary Transfer or Breach	9
	Section 10.5	Rights of Assignors and Assignees	11
	Section 10.6	Further Restriction on Transfer	13

ARTICLE XI.	DISSOLUTION AND TERMINATION OF THE COMPANY

	Section 11.1	Events of Dissolution	12
	Section 11.2	Winding-Up the Company	12

OPERATING AGREEMENT

TABLE OF CONTENTS (Continued)

			PAGE
ARTICLE XII.	MISCELLANEOUS

	Section 12.1	Notices	13
	Section 12.2	Amendments	13
	Section 12.3	Captions	13
	Section 12.4	Variations in Pronouns	13
	Section 12.5	Cumulative Remedies	13
	Section 12.6	Applicable Law	14
	Section 12.7	Merger and Modification	14
	Section 12.8	Severability	14

OPERATING AGREEMENT OF

UNIFI Export Sales, LLC

(a North Carolina limited liability company)

THIS OPERATING AGREEMENT, effective as of 12:00 AM February 2, 1997 (this “Agreement”), between Unifi, Inc., a New York corporation (“Unifi”) and UNIFI Manufacturing, Inc., a North Carolina corporation (“UNIFI Manufacturing”) (referred to collectively as the “Members”), governs the operations and management of the North Carolina limited liability company named above (the “Company”).

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree to operate a limited liability company under the laws of the State of North Carolina, pursuant to the following terms and conditions:

ARTICLE 1

GENERAL PROVISIONS

Section 1.1. Purposes. The purposes of the Company shall be the maximization of profits and operational efficiencies from Unifi’s export operations and to engage in any other lawful business as shall be determined by the Members.

Section 1.2. Management. The Company shall be managed by its Members.

Section 1.3. Principal Office. The principal office and place of business of the Company shall be maintained at 7201 West Friendly Avenue, Greensboro, Guilford County, North Carolina 27419 or at such other place as the Members may designate from time to time.

Section 1.4. Registered Agent and Office. The registered agent and office of the Company in North Carolina shall be as provided in the Articles of Organization or as the Members may designate from time to time.

Section 1.5. Term. The existence of the Company shall terminate upon the earlier completion of liquidation and distribution of the assets of the Company after the occurrence of an Event of Dissolution (as defined in Section 11.1 hereof) or October 31, 2026.

Section 1.6. Independent Activities. Except as expressly provided otherwise herein and subject to applicable law, unless a Member agrees otherwise with the Company, such Member may engage in any activity in addition to the business of the Company, whether or not competitive with or in conflict with the business of the Company, and shall not be required to disclose such activity to or offer any interest in any such activity to the Company or to any other Member.

ARTICLE II

CAPITAL AND CONTRIBUTIONS

Upon execution of this Agreement and the commencement of the Company, the Members shall make initial capital contributions to the Company, the nature and value of which are set forth on Exhibit A attached hereto. All capital contributions other than cash shall be valued at their fair market values as of the date of contribution. No Member shall have any obligation to make additional capital contributions to the Company, and no Member shall make any voluntary additional capital contributions to the Company without authorization by the Members.

ARTICLE III

ACCOUNTING

Section 3.1. Books and Records. At all times during the continuation of the Company, the Members shall keep or cause to be kept true and full books of account and all other records necessary for recording the Company’s business and affairs in compliance with applicable laws.

Section 3.2. Fiscal Year. The fiscal year of the Company shall be the period designated by the Members.

Section 3.3. Bank Accounts. All funds of the Company shall be deposited in its name in such checking or savings accounts as shall be designated from time to time by the Members. Withdrawals therefrom shall be made upon such signature or signatures as the Members may designate.

Section 3.4. Income Tax Returns and Elections. The Company shall provide the Members information on the Company’s taxable income or loss that is relevant to reporting the Company’s income as well as all other filings, forms, or other information required by federal or state taxing and regulatory authorities. This information shall also show each Member’s distributive share of each class of income, gain, loss or deduction. This information shall be furnished to the Members as soon as possible after the close of the Company’s taxable year. All elections required or permitted to be made by the Company under the Internal Revenue Code of 1986, as amended (the “Code”) shall be made by the Members.

Section 3.5. Loans to the Company. The amount of a loan, if any, made to the Company by a Member shall not be considered a contribution to capital of the Company nor shall the making of such loan entitle such Member to an increased share of the profits or losses to be made pursuant to the provisions of this Agreement. All such loans shall be documented by a promissory note of the company and shall bear interest at the rate, and be subject to the other terms, agreed to by the lending Member and the Members.

ARTICLE IV

CAPITAL ACCOUNTS

Section 4.1. Capital Accounts. An individual capital account shall be established and maintained for each Member. Unless otherwise specifically provided herein, all references to “capital accounts” shall be references to “book” capital accounts and not “tax” capital accounts. Book and tax capital accounts shall be maintained in accordance with Treasury Regulation §1.704-l(b), as those regulations may be amended from time to time. No Member shall be entitled to withdraw any part of such Member’s capital account or to receive any distributions except as specifically provided herein. No interest shall be paid on any capital invested in the Company except as expressly provided herein.

Section 4.2. Adjustments to Capital Accounts. The capital account of each Member shall be (a) increased by the initial and authorized additional capital contributions of such Member and by such Member’s share of the Net Profits (as defined in Section 5.1) and items of income that are either nontaxable or otherwise not taken into account for federal income tax purposes and (b) decreased by the share of such Member’s Net Losses (as defined in Section 5.1), distributions, and items of expense or cost that are either nondeductible or otherwise not taken into account for federal income tax purposes, unless otherwise prescribed by Treasury Regulations § 1.704-l(b), as amended.

ARTICLE V

ALLOCATION OF PROFITS AND LOSSES

Section 5.1. Profits and Losses. Any Net Loss or Net Profit of the Company for any year shall be allocated among the Members in accordance with the following rations (the “Profit-sharing Percentages”), except as otherwise provided in Section 5.2 hereof:

Unifi	95%
UNIFI Manufacturing	5%

The allocation of Net Profit or Net Loss of the Company shall be determined for each fiscal year and shall be prorated for any fractional part of a fiscal year. For purposes of this Agreement, “Net Profit” or “Net Loss” shall be determined in accordance with the accrual method of accounting, consistently applied, and as required by the regulations promulgated under Section 704 of the Code.

Section 5.2. Special Allocations. The following special allocations shall be made in the following order and priority:

(a) Minimum Gain Charge-Back. Notwithstanding any other provision of this Article V, if there is a net decrease in Company minimum gain during any fiscal year or other period, prior to any other allocation pursuant hereto, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation § 1.704-2(f) or 1.704- 2(i). The items to be so allocated shall be determined in accordance with Treasury Regulation § 1.704-2.

(b) Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a negative balance in its capital account (in excess of any amount that Member is obligated to restore) shall be allocated items of income and gain sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(c) Gross Income Allocation. In the event any Member has a deficit capital account at the end of any Company fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation §§ 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Member would have a deficit capital account in excess of such sum after all other allocations provided for in this Article V have been made as if this Section 5.2(c) were not in this Agreement.

(d) Section 704(b) Limitation. Notwithstanding any other provision of this Agreement to the contrary, no allocation of any item of income or loss shall be made to a Member if such allocation would not have “economic effect” pursuant to Treasury Regulation § 1.704-1(b)(2)(ii) or otherwise be in accordance with its interest in the Company within the meaning of Treasury Regulation §§ 1.704-1(b)(3) and 1.704-2. To the extent an allocation cannot be made to a Member due to the application of this Section 5.2(d), such allocation shall be made to the other Member(s) entitled to receive such allocation hereunder.

(e) Curative Allocations. Any allocations of items of income, gain, or loss pursuant to Sections 5.2(a)-(d) hereof shall be taken into account in computing subsequent allocations pursuant to this Article V, so that the net amount of any items so allocated and the income, losses, and other items allocated to each Member pursuant to this Article V shall, to the extent possible, be equal to the net amount that would have been allocated to each Member had no allocations ever been made pursuant to Sections 5.2(a)-(d).

(f) Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of its contribution. Allocations pursuant to this Section 5.2(f) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s capital account or share of income, losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE VI

DISTRIBUTIONS

Section 6.1. Cash Flow Distribution. Except as otherwise provided in Section 6.2 hereof, the “Net Cash Flow” (as defined in Section 6.3) of the Company shall be distributed at such times as the Members deem advisable, but not less frequently than annually, to the Members in accordance with their respective Profit-sharing Percentages.

Section 6.2. Sale or Dissolution. Upon the sale of all or substantially all of the property of the Company or upon dissolution of the Company, distribution of the proceeds of such sale or the distributable proceeds of liquidation shall be made, subject to the provisions of Section 11.2, to the Members in accordance with their then capital account balances (after reflecting the Net Profit or Net Loss on any such sale and any Net Profit, Net Loss and other capital account adjustments for such year).

Section 6.3. Net Cash Flow Defined. For purposes of this Agreement, the term “Net Cash Flow” shall mean the Net Profit of the Company as ascertained through the use of sound accounting principles, consistently applied, except that (a) depreciation of buildings, improvements, personalty and all other depreciated items and amortization of leasehold improvements and all other amortized items shall not be considered a deduction, (b) mortgage amortization and loan payments shall be considered a deduction, (c) any amounts expended by the Company for capital items shall be considered a deduction, (d) if the Members deem it necessary or advisable, a reasonable reserve shall be deducted for working capital needs, to provide funds for improvements or for any contingencies of the Company, and (e) all other actual expenditures of the Company (except for distributions to Members pursuant to this Article VI) shall be considered deductions. Net proceeds from refinancing or sale, excess insurance and any condemnation award of all or any portion of real property owned by the Company and additional capital contributions by Members shall be deemed profits for purposes of determining Net Cash Flow except as otherwise provided in Section 6.2 hereof.

ARTICLE VII

MEETINGS OF MEMBERS; ACTION BY MEMBERS

Section 7.1. Meetings. Meetings of the Members may be called at any time by any Member.

Section 7.2. Notice of Meetings. Written notice stating the date, time and place of the meeting shall be given by the Member or Members calling the meeting to each Member not less than ten (10) nor more than sixty (60) days before the date of any meeting of the Members and such notice need not specify the purpose for which the meeting is called. When a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment.

Section 7.3. Waiver of Notice. Any Member may waive notice of any meeting before, during or after the meeting. The waiver must be in writing, signed by the Member and delivered to the Company for inclusion in the minutes or filing with the Company’s records. A Member’s attendance, in person or by proxy, at a meeting (a) waives objection to lack of notice or defective notice of the meeting unless the Member or its proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to any action taken at the meeting; and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the Member or its proxy objects to considering the matter before it is voted upon.

Section 7.4. Quorum. Members may take action on a matter at the meeting only if Members representing a majority of the Profit-sharing Percentages (a “Quorum”) are present in person or by proxy. Once a Member is represented for any purpose at a meeting, such Member is deemed present for Quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. In the absence of a Quorum at the opening of any meeting of Members holding not less than fifty-one percent (51%) of the Profit-sharing Percentages cast on the motion to adjourn; and, subject to the provisions of Section 7.2, at any adjourned meeting any business may be transacted that might have been transacted at the original meeting if a Quorum exists with respect to the matter proposed.

Section 7.5. Proxies. Members may vote either in person or by one or more proxies authorized by a written appointment of proxy signed by the Member or by a Member’s duly authorized attorney-in-fact and delivered to the Company for inclusion in the minutes or filing with the Company’s records. An appointment of proxy is valid for eleven months from the date of its execution unless a different period is expressly provided in the appointment form.

Section 7.6. Action by Members. Except as otherwise provided herein, if a Quorum exists, action on a matter is approved if Members holding a majority of the Profit-sharing

Percentages vote in favor of the action. As used in this Agreement, the phrase “the approval of the Members,” “the consent of the Members,” and similar phrases shall mean the approval as set forth in the foregoing sentence except as expressly provided otherwise in this Agreement.

Section 7.7. Unanimous Written Consent. Any action that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if one or more written consents, describing the action so taken, shall be signed by all of the Members and delivered to the Company for inclusion in the minutes or filing with the Company’s records.

Section 7.8. Delegation of Authority; Officers.

(a) Subject to their duties hereunder and under applicable law, the Members may from time to time delegate to one or more persons other than Members such authority, powers and duties as the members shall deem appropriate.

(b) The Members may from time to time designate one or more individuals who are Members and, subject to their duties hereunder and under applicable law, individuals who are not Members, as officers of the Company. An officer so designated shall have such authority, powers and duties as the Members shall delegate to him or her. Any two or more offices may be held by the same individual, but no officer may act in more than one capacity where the action of two or more officers is specifically required by law or by the Members to be taken by two different individuals. The officers shall serve without compensation in such capacity unless otherwise determined by the Members. The designation of an officer does not itself create contract rights.

(c) Each officer shall hold office until such officer’s death, mental incapacity, resignation or removal or until the appointment of a successor. Any officer may be removed as an officer by the Members at any time with or without cause. An officer may resign as an officer at any time by communicating a resignation to the Company, orally or in writing. A resignation is effective when communicated unless it specifies in writing a later effective date. If a resignation is made effective at a later date, the Members may fill the pending vacancy before the effective date provided that the successor does not take office until the effective date.

Section 7.9. Major Decisions. Neither the Company nor any Member or officer thereof shall take or agree to take any of the following actions without the consent of all of the Members.

(a) Take any action which would make impossible the ordinary conduct of Company business, including selling, transferring or otherwise disposing of all or substantially all of the Company’s assets;

(b) Take any action in contravention of this Agreement;

(c) Confess a judgment against the Company;

(d) File or consent to the filing of a petition for or against the Company under any federal or state bankruptcy, insolvency or reorganization act;

(e) Make a non-pro rata distribution or return of capital to any Member, except as otherwise provided in this Agreement;

(f) Amend this Agreement;

(g) Change or reorganize the Company into any other legal form; or

(h) Merge the Company into another limited liability company.

Section 7.10. Expenses. The Company shall reimburse the Members and the officers for all reasonable expenses, if any, incurred in connection with the organization of this Company and in connection with the ownership, operation, and management of the property owned by the Company. In addition, the Company shall reimburse the Members and the officers for all reasonable expenses incurred in connection with the performance of duties and responsibilities hereunder, including such expenses as shall be incurred by the Members in connection with the keeping of books and records and other administrative expenses.

ARTICLE VIII

INDEMNIFICATION

The Company shall indemnify each Member to the extent permitted or required by law.

ARTICLE IX

WITHDRAWAL OF A MEMBER

No Member may voluntarily withdraw from the Company, by voluntary dissolution or otherwise, except as expressly permitted by this Agreement.

ARTICLE X

TRANSFER RESTRICTIONS; PURCHASE RIGHTS

Section 10.1. General. A Member may not sell or transfer all or any part of its membership interest except as provided in this Article. Any sale, assignment or transfer or purported sale or transfer of a membership interest, or any portion thereof, shall be null and void unless made strictly in accordance with the provisions of this Article.

Section 10.2. Transfer to Related Party. Each individual Member’s membership interest may be transferred, during such Member’s lifetime or by testamentary or intestate transfer, to any Related Party (as defined below) of such Member, and any transferee thereof shall become a Member only in accordance with Section 10.5. No further transfer of such membership interest shall be made by such transferee except back to the Member who originally owned it or to a Related Party of such Member who originally owned it, or except in accordance with the provisions of Section 10.2 through 10.6. For purposes of this Agreement, “Related Party” shall mean a spouse, any issue, spouse of issue, ancestor, trust for the sole benefit of any such Related Party or Parties, or partnership or limited liability company owned entirely by Members and Related Parties of Members, or any one of them; provided, however, that any spouse living separate and apart from the other spouse with the intention by either spouse to cease their matrimonial cohabitation shall not be deemed a Related Party.

Section 10.3. Right of Refusal upon Voluntary Transfer.

(a) Upon receipt of a bona fide offer from a non-related party to purchase a Member’s membership interest or any portion thereof, the selling Member shall first offer to sell such membership interest, upon the same price, terms and conditions of the bona fide offer, to the other Members (the “offeree Members”) on a pro rata basis determined by reference to the relative Profit-sharing Percentages of each of the offeree Members accepting such offer or as otherwise agreed by the offeree Members.

(b) Notice of such offer shall be given in accordance with Section 13.1 to each offeree Member, with copies to the company at its principal address, and must specify the price, terms and conditions of the bona fide offer and the identity and address of the proposed third party transferee. Each offeree Member shall have a period of thirty (30) days from the date of effective notice of such offer to accept such offer by written notice in accordance with Section 12.1 to all Members and the company at its principal office.

(c) If the entire membership interest offered by the selling Member is not purchased by the offeree Members, then the selling Member may sell such interest to the third person identified to the Members during the ninety (90) day period following the expiration of all offer periods referred to in subsection (b) above, but at a price and on terms no more favorable than the price and terms offered to the offeree Members. After the expiration of the 90-day period, no portion of the membership interest of the selling Member shall be sold without first being reoffered in accordance with this Section 10.3.

Section 10.4. Purchase Option upon Involuntary Transfer or Breach.

(a) Upon the occurrence of any of the following events concerning any Member, the other Members shall have the right to purchase at the Purchase Price (as defined below) the entire membership interest held by such Member on the terms and conditions set forth in this Article:

(i) the filing of a petition by a Member for relief as a debtor or bankrupt under the U.S. Bankruptcy Code or any similar federal or state law affording debtor relief proceedings; the adjudication of insolvency of a Member as finally determined by a court proceeding or the filing by or on behalf of a Member to accomplish the same or for the appointment of a receiver, custodian, assignee or trustee for the benefit of creditors of a Member;

(ii) the commencement of any proceedings relating to a Member by a third party under the U.S. Bankruptcy Code or similar federal or state law or other reorganization, arrangement, insolvency, adjustment of debt or liquidation law; the allowance of a Member’s membership interest (or portion thereof) to become subject to attachment, garnishment, charging order, or similar charge unless any such preceding enumerated event is susceptible to cure and is cured within 90 days;

(iii) any voluntary withdrawal or attempted withdrawal of a Member other than as a result of a transfer of such Member’s membership interest pursuant to Section 10.2 or 10.3; or

(iv) the change in control of a Member.

For purposes of this Section 10.4, “change of control” of any Member which is not a natural person shall mean any person or entity who is not now an equity owner of such Member shall hereafter own, or have the right to acquire, a majority of the voting power of such corporation or shall otherwise have the right, by contract or otherwise, to elect a majority of the directors or other management body of such Member.

(b) Any Member whose membership interest is subject to the purchase rights created by this Section 10.4 is referred to as the “Defaulting Member.” Any Defaulting Member shall have the obligation to give notice to the other Members and the Company of any event triggering purchase rights, under this Section 10.4.

(c) The Members’ collective purchase rights under this Section 10.4 shall be allocated to the Members in accordance with the relative profit-sharing Percentages of such Members electing to exercise such rights or as they otherwise agree. The right to purchase a Defaulting Member’s interest pursuant to this Section 10.4 may be exercised by delivery of written notice to the Defaulting Member no later than sixty (60) days after the last to occur of (i) the occurrence of the event giving rise to the purchase right and (ii) actual receipt by all of the Members and the Company of written notice of the occurrence of such event. Upon delivery of such notice to purchase, the purchasing Member(s) shall have the right and obligation to purchase the Defaulting Member’s interests, and the Defaulting Member shall be required to sell such interest for the Purchase Price in accordance with this Article.

(d) If no Member elects to exercise purchase rights pursuant to this Section 10.4, the membership interest of any Defaulting Member shall be and become the interest of an assignee as set forth in the second and third sentences of Section 10.5.

(e) The “Purchase Price” of any membership interest shall mean such price as agreed by the parties, or if such parties cannot agree, the Purchase Price shall equal the fair market value of such membership interest as determined by an appraiser jointly selected by such parties no later than the initially scheduled Closing Date, or if the parties cannot agree on the selection of an appraiser, by three appraisers, the first of whom is selected by the purchasing party (or parties), the second of whom is selected by the selling party (or parties), and the third of whom is selected by the two appraisers so selected. If the three appraisers cannot agree on the Purchase Price, the Purchase Price shall equal the appraised value determined by the appraiser whose appraised value is not the lowest or the highest of the three appraised values. The appraisers shall be directed to submit their determinations in writing within thirty (30) days after their selection.

(f) The closing of the purchase of any membership interest shall occur within ninety (90) days after any obligation to close such purchase shall arise under this Section 10.4, such date being referred to herein as the “Closing Date”. On the Closing Date, the selling Member shall convey its membership interest-free and clear of all liens, claims and encumbrances and pursuant to such instruments of conveyance and warranties as the purchasing Member shall reasonably request. The purchasing Member shall pay all fees and expenses in connection with such transaction, except the attorneys’ fees of the selling Member. The failure of any party to satisfy the obligation to close the purchase and sale of a membership interest in accordance with this Article shall entitle the other party to specific performance of such obligation, in addition to all other equitable and legal remedies available.

Section 10.5. Rights of Assignors and Assignees. Any transfer to an existing Member pursuant to Section 10.3(a) or 10.4 shall be effective to make the transferee thereof a Member without further action by any person. Any other sale, assignment or transfer, whether voluntary or involuntary of any membership interest shall be effective to give the assignee only the right to receive the share of income, losses and distributions to which the assignor would otherwise be entitled and shall not be effective to constitute the assignee as a Member. Any assignee who assigns all of its membership interest shall be removed automatically as a Member without further action or approval by any person. An assignee who does not become a Member shall have no right to share in any management decisions, no voting rights, no right to examine Company books and records, and no other rights of any kind whatsoever except as described in the preceding sentence. Any assignee of the interest of a Member shall be admitted as a Member of the Company only after the following conditions are satisfied:

(a) Members holding at least a majority of the profit-sharing percentages and capital account balances of the members (exclusive of the assignor and assignee) consent in writing to the admission of the assignee as a Member, which consent may be granted or denied in the absolute discretion of such Members;

(b) the duly executed and acknowledged written instrument of assignment has been filed with the Company, setting forth the intention of the assignor that the assignee become a Member;

(c) the assignee has consented in writing in a form satisfactory to the Members (exclusive of the assignor and assignee) to be bound by all of the terms of this Agreement in the place and stead of the assignor; and

(d) the assignor and assignee have executed and acknowledged such other instruments as the Members (exclusive of the assignor and assignee) may deem necessary or desirable to effect such admission.

Any assignee of a membership interest who does not become a Member, whether or not admitted as a Member, shall be subject to all terms of this Agreement. Without limiting the generality of the foregoing, any such assignee who desires to make a further assignment of such membership interest shall be subject to all provisions of this Article X to the same extent and in the same manner as any Member desiring to make an assignment of its interest.

Section 10.6. Further Restriction on Transfer. Notwithstanding any provision of this Agreement to the contrary, (a) no Member may pledge or hypothecate a membership interest to secure a debt or other obligation of such Member; and (b) no interest in the Company may be transferred unless (i) such transfer will not cause a termination of the Company for federal tax purposes within the meaning of Section 708 of the Code, and (ii) the sale or transfer of such interest is registered under the applicable federal and state securities laws and regulations or the Company is furnished with an opinion of counsel (at the transferor’s expense) satisfactory to the Members that such registration is not required.

ARTICLE XI

DISSOLUTION AND TERMINATION OF THE COMPANY

Section 11.1. Events of Dissolution. The Company shall be dissolved (a) upon the mutual consent of all Members; or (b) upon the sale by the Company of all or substantially all its right, title, and interest in and to the Company property and receipt by the Company of the purchase price in full; or (c) upon the entry of a decree of judicial dissolution, or the filing of a certificate of administrative dissolution, pursuant to the North Carolina Limited Liability Company Act (the “Act”), in either case that is not reversed, revoked or rescinded within sixty (60) days thereafter; or (d) upon the occurrence of any event described in Section 10.4(a), unless within ninety days after such event Members holding at least a majority of the Profit-sharing

Percentages and capital account balances of the remaining Members consent to the continuation of the company; or (e) in any event at midnight on the 31st day of October, 2026.

Section 11.2. Winding-Up the Company. In the event of a dissolution of the Company, a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share profits or losses during the liquidation in the same proportion as before dissolution. The proceeds from liquidation of Company assets shall be applied as follows: (a) payment to creditors of the Company in the order of priority provided by law, and the establishment of a reserve for any unforeseen liabilities or obligations; and (b) in accordance with Section 6.2 hereof.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given three (3) days after deposit in the United States mails if mailed by first class, certified or registered mail, postage prepaid, or on the date of delivery if delivered by overnight delivery service, hand, telegram or facsimile transmission, addressed to the Company at its principal office or to a Member at such Member’s address then contained in the records of the Company. Any Member may change its notice address by giving written notice of such change to the Company.

Section 12.2. Amendments. This Agreement may not be modified or amended except with the written consent of Members holding a majority of the Profit-sharing Percentages (or such greater percentage as expressly required hereunder or as required by law or in order to maintain the tax status of the Company), and such writing must refer specifically to this Agreement.

Section 12.3. Captions. The captions and headings as used in this Agreement are used for convenience and reference only, and do not constitute substantive matter to be considered in construing the terms of this Agreement.

Section 12.4. Variations in Pronouns. All personal pronouns used in this Agreement, whether used in masculine, feminine, or neuter gender, shall include all other genders; singular shall include plural, and vice versa; and shall refer solely to the parties signatory thereto except where otherwise specifically provided.

Section 12.5. Cumulative Remedies. Each right, power, and remedy provided for herein or now or hereafter existing at law, in equity, by statute, or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for herein or now or hereafter existing at law, in equity, by statute, or otherwise.

Section 12.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

Section 12.7. Merger and Modification. This Agreement expresses the entire agreement between the parties hereto and supersedes any prior written or oral understanding or agreements. These terms and conditions may not be waived except by a writing signed by all of the Members, and such writing must refer specifically to this Agreement. A waiver of any breach on any one occasion shall not constitute a waiver of any other or subsequent breach whether of like or different nature.

Section 12.8. Severability. Every provision of this Agreement is intended to be severable, and if any term or provision hereof shall be declared illegal, invalid, or in conflict with the Act, or the purposes of this Agreement for any reason whatsoever, such term or provision shall be ineffectual and void, and the validity of the remainder of this Agreement shall not be affected thereby, unless the invalidity of any such provision substantially deprives either party of the practical benefits intended to be conferred by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal as of the day and year first above written.

Unifi, Inc.

By:	/s/ William T. Kretzer	(SEAL)
William T. Kretzer
President and Chief Executive Officer

UNIFI Manufacturing, Inc.

By:	/s/ Willis C. Moore, III	(SEAL)
Willis C. Moore, III
Vice President and Chief Financial Officer

UNIFI EXPORT SALES, LLC

OPERATING AGREEMENT

EXHIBIT A

MEMBER	TYPE OF PROPERTY	AGREED UPON VALUE	PERCENTAGE INTEREST
Unifi, Inc.	Cash	$9,500.00	95
UNIFI Manufacturing, Inc.	Cash	$500.00	5